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                                                                     EXHIBIT 5.1


                          [LETTERHEAD] ALSTON&BIRD LLP




                                  July 21, 1997

Summit Holding Southeast, Inc.
2310 A-Z Park Road
Lakeland, Florida 33801

         Re: Form S-8 Registration Statement of Summit Holding Southeast, Inc. relating to The Summit Holding Southeast, Inc. 1996 Long-Term Incentive Plan, and The Summit Consulting, Inc. Retirement Plan

Ladies and Gentlemen:

         We have acted as counsel for Summit Holding Southeast, Inc., a Florida corporation (the "Corporation"), in connection with the referenced Registration Statement on Form S-8 (the "Registration Statement") being filed by the Corporation with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and covering 500,000 shares of the Company's common stock, $0.01 par value ("Common Stock"), that may be issued upon the grant or exercise of awards pursuant to the Summit Holding Southeast, Inc. 1996 Long-Term Incentive Plan (the "Incentive Plan") and 45,000 shares of Common Stock that were contributed by the Corporation to eligible participants' accounts under The Summit Consulting, Inc. Retirement Plan (the "Retirement Plan"). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

         In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Corporation, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth.

         Based upon the foregoing, it is our opinion that:

         (i) the 500,000 shares of Common Stock covered by the Registration Statement and to be issued upon the grant or exercise of awards under the Incentive Plan, when issued accordance with the terms and conditions of the Incentive Plan, will be legally and validly issued, fully paid and nonassessable; and

         (ii) the 45,000 shares of Common Stock covered by the Registration Statement and contributed by the Corporation to eligible participants' accounts under the Retirement Plan are legally and validly issued, fully paid and nonassessable.
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         This Opinion Letter is provided to you for your benefit and for the benefit of the Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.

                                    Sincerely,

                                    ALSTON & BIRD LLP


                                    By: /S/ LAURA G. THATCHER
                                       -----------------------------------------
                                         Laura G. Thatcher, a Partner
LGT:lgt